Exhibit 99.1

Natural Resource Partners L.P.
Announces Two-For-One Split
of Limited Partner Units
HOUSTON, March 6, 2007 — Natural Resource Partners L.P. (NYSE:NRP and NYSE:NSP) today announced that its general partner’s Board of Directors has approved a two-for-one split for all of the partnership’s outstanding units. The unit split will entitle each unitholder of record at the close of business on April 9, 2007 to receive one additional limited partner unit for every limited partner unit held on that date. The additional units will be distributed on April 18, 2007. Natural Resource Partners will have 51,953,590 million common units, 11,353,634 million subordinated units and 1,083,912 million Class B units outstanding upon completion of the two-for-one unit split.
Following the two-for-one split, the current annual cash distribution of $3.52 per unit will become $1.76 per unit, or $0.44 cents per unit on a quarterly basis.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties, and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership also manages aggregate reserves, oil and gas properties and timber assets across the U.S.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
07-08